Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2022	Quarter Ended March 31, 2021
Diluted earnings per share	$0.99	$1.05
Net Income	$2,701,000	$2,885,000
Return on average common equity	11.26%	12.33%
Return on average assets	0.96%	1.10%

Millersburg, Ohio – April 25, 2022 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2022 net income of $2,701,000, or $0.99 per basic and diluted share, as compared to $2,885,000, or $1.05 per basic and diluted share, for the same period in 2021. Income before federal income tax amounted to $3,339,000, a decrease of 7% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.26% and 0.96%, respectively, compared with 12.33% and 1.10% for the first quarter of 2021.

Eddie Steiner, President, and CEO stated, “Residential mortgage applications declined during the quarter, as many homeowners have refinanced to lower rates, housing stock remains in tight supply, and fixed rate thirty-year mortgage rates have increased from 3.25% at December 31, 2021 to 4.75% at March 31, 2022.  Business loan demand shows signs of strengthening, though held somewhat in check by significant borrower liquidity, supply chain disruptions, labor shortages, and inflation uncertainties.  Deposit growth has remained strong, with our balances increasing 3% year over year.”

Net interest income and noninterest income totaled $8.5 million during the quarter, a decrease of $379 thousand, or 4% from the prior-year first quarter.  Net interest income decreased $143 thousand, or 2%, in the first quarter of 2022 compared to the same period in 2021.

Loan interest income including fees decreased $1.1 million, or 16%, during first quarter 2022 as compared to the same quarter in 2021. The decrease was mainly due to average total loan balances declining $36 million below the year ago quarter including average Paycheck Protection Program loans (“PPP”) declining $61 million from the prior year quarter. Loan yields for first quarter 2022 averaged 4.19%, a decrease of 48 basis points (“bps”) from the 2021 first quarter average of 4.67%, PPP loan interest and fees contributed 10 bps to the first quarter 2022 loan yield while contributing 72 bps to the prior year’s first quarter.  PPP loan fees recognized as interest income declined $771 thousand in first quarter 2022 compared to first quarter 2021.

The net interest margin was 2.60% compared to 2.48% for the linked fourth quarter 2021 and 2.85% for first quarter 2021. As discussed above, both loan volume and rate declined, partially offset with volume and yield increases within the securities account during first quarter 2022, and rate decreases on liabilities. Liquidity continues to play a factor on the margin, although average overnight funds declined $45 million on a quarter over prior year quarter comparison as we continue to deploy excess funds into marketable securities. The tax equivalency effect on the margin was 0.02% in first quarter 2022 and 2021.

With continuing improvement in credit quality, a $300 thousand negative provision for loan losses was recognized for the quarter ended March 31, 2022, as compared to $30 thousand loss provision for the prior year first quarter when the effect of Covid on future credit losses was not discernable. COVID factors have not significantly affected the Bank’s loan portfolio quality to date, and local businesses are beginning or restarting construction projects previously sidelined by COVID-related uncertainty.

Noninterest income decreased 13% compared to first quarter of 2021. The decrease was primarily the result of a $369 thousand, or 76%, decline in gain on sale of mortgages to the secondary market as refinancing of mortgages slowed significantly on rising mortgage rates, and home purchases were limited by a lack of housing inventory for sale.  Increases in service charges on deposit accounts, debit and credit card fee income, and earnings from bank owned life insurance values partially offset the decline in mortgage fee and sale income.

Noninterest expense increased 4% from first quarter 2021. Salary and employee benefit costs increased $126 thousand, or 4%, compared to the prior year quarter, primarily resulting from increases in compensation and reduced capitalization of deferred loan costs with less loan volume originated in first quarter 2022 as compared to first quarter 2021. Occupancy and equipment expense increased $55 thousand, or 13%, from 2021 primarily due to depreciation expense and increasing maintenance contracts. Marketing and public relations increased by $32 thousand, or 41%, reflecting a return to normalized levels after pandemic-related curtailment of activities in 2020-2021. Telephone expense decreased $39 thousand compared to the prior year quarter due to a renegotiation of data line contracts. FDIC insurance expense decreased $25 thousand from the prior year quarter. Professional and directors’ fees decreased $19 thousand, primarily reflecting a decline in collection legal fees. The Company’s first quarter efficiency ratio increased to 64.0% compared to 59.1%, in the same period of the prior year.

Federal income tax expense totaled $638 thousand in first quarter 2022, as compared to $690 thousand tax expense for the same quarter in 2021. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.14 billion, an increase of $78 million, or 7%, above the same quarter of the prior year. Liquidity decreased as the Company’s average interest-bearing balances with banks decreased $45 million, to $158 million, as compared to the first quarter in 2021. Average loan balances of $560 million decreased $36 million, or 6%, from the prior year first quarter while average securities balances of $360 million increased $155 million, or 75%, as compared to first quarter 2021. Concurrent with the rise in market interest rates during first quarter 2022, approximately $100 million in investment securities were purchased and added to the investment portfolio, reducing overnight cash. Purchased investments included mortgage-backed instruments and short-term corporate and U.S. Treasury notes.

Average commercial loan balances for the quarter, including commercial real estate, decreased $27 million, or 7%, from prior year levels. Excluding a $61 million decrease in average PPP loan balances, commercial loans increased $34 million year over year as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances decreased $5 million, or 3%, below the prior year’s quarter while home equity lines of credit decreased $3 million from the prior year’s quarter as balances were paid down or refinanced into low-rate term mortgages. Average consumer credit balances decreased $2 million, or 12%, versus the same quarter of the prior year. Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households, dependent in large part on restoration of borrower confidence as pandemic uncertainty diminishes, as well as impacts of continuing inflation.

Nonperforming assets decreased from $3.1 million on March 31, 2021, to $1.2 million, or 0.21%, of total loans plus other real estate on March 31, 2022. Delinquent loan balances as of March 31, 2022, decreased to 0.24% of total loans as compared to 0.57% on March 31, 2021.

Net loan charge-offs recognized during first quarter 2022 were $13 thousand, or 0.01% of average loans annualized, compared to first quarter 2021 net loan recoveries of $34 thousand. The allowance for loan losses amounted to 1.29% of total loans on March 31, 2022, as compared to 1.43% on March 31, 2021.

Average deposit balances grew on a quarter over prior year quarter comparison by $75 million, or 8%. For the first quarter 2022, the average cost of deposits amounted to 0.14%, as compared to 0.24% for the first quarter 2021. During the first quarter 2022, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $46 million and interest-bearing demand and savings accounts of $32 million, while time deposits decreased $3 million. The average balance of securities sold under repurchase agreement during the first quarter of 2022 increased by $2 million, or 5%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $94.9 million on March 31, 2022, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 8.54% on March 31, 2022, and 8.95% on March 31, 2021. The Company declared a quarterly dividend of $0.31 per share on April 6, 2022, payable April 26, 2022, producing an annualized yield of 3.1% based on the March 31, 2022, closing price of $39.60.

Cares Act and related events

CSB facilitated and funded $129 million of SBA emergency PPP loans in 2020 and 2021. As of March 31, 2022, $127 million has been received from the SBA in forgiveness. and approximately $49 thousand remains in unearned fees at March 31, 2022. All loans modified to businesses and consumers to deal with the uncertainty of the economy during 2020 and 2021 have entered repayment.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of March 31, 2022. CSB provides a wide range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2022	2021	2021	2021	2021
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$6,902	$6,752	$7,364	$6,509	$7,046
Provision for (recovery of) loan losses	(300)	—	(210)	(475)	30
Other income	1,642	1,836	1,768	1,843	1,878
Other expenses	5,468	5,709	5,713	5,390	5,281
FTE adjustment (a)	37	39	39	38	38
Net income	2,701	2,306	2,901	2,745	2,885
Diluted earnings per share	0.99	0.85	1.06	1.00	1.05

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	0.96%	0.80%	1.03%	0.97%	1.10
Return on average common equity (ROE), annualized	11.26	9.41	11.79	11.62	12.33
Net interest margin FTE (a)	2.60	2.48	2.77	2.43	2.85
Efficiency ratio	64.01	66.41	62.49	64.40	59.14
Number of full-time equivalent employees	172	171	178	174	170

MARKET DATA
Book value/common share	$34.93	$35.80	$35.62	$35.11	$33.94
Period-end common share mkt value	39.60	37.75	39.25	38.00	37.50
Market as a % of book	113.37%	105.45%	110.19%	108.23%	110.49
Price-to-earnings ratio	10.15	9.51	9.62	9.41	9.40
Average basic common shares	2,718,024	2,720,633	2,729,410	2,740,390	2,742,350
Average diluted common shares	2,718,024	2,720,633	2,729,410	2,740,390	2,742,350
Period end common shares outstanding	2,718,024	2,718,024	2,725,524	2,734,244	2,742,350
Common stock market capitalization	$107,634	$102,605	$106,977	$103,901	$102,838

ASSET QUALITY
Gross charge-offs	$31	$66	$39	$20	$5
Net charge-offs (recoveries)	13	27	20	(12)	(34)
Allowance for loan losses	7,305	7,618	7,645	7,875	8,338
Nonperforming assets (NPAs)	1,181	1,088	1,320	2,786	3,089
Net charge-off (recovery) / average loans ratio	0.01%	0.02%	0.01%	(0.01)%	(0.02)
Allowance for loan losses / period-end loans	1.29	1.39	1.40	1.43	1.43
NPAs/loans and other real estate	0.21	0.20	0.24	0.50	0.53
Allowance for loan losses/nonperforming loans	618.54	699.86	579.07	282.61	269.92

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.98%	8.13%	8.34%	8.12%	7.99
Average equity to assets	8.54	8.54	8.75	8.38	8.95
Average equity to loans	17.35	17.86	17.89	16.78	15.92
Average loans to deposits	56.42	54.62	56.09	57.18	64.95

AVERAGE BALANCES
Assets	$1,138,598	$1,138,690	$1,115,814	$1,131,251	$1,060,485
Earning assets	1,078,269	1,079,002	1,056,424	1,073,865	1,004,521
Loans	560,440	544,389	545,420	564,998	596,319
Deposits	993,411	996,646	972,409	988,017	918,063
Shareholders' equity	97,242	97,241	97,584	94,786	94,929

ENDING BALANCES
Assets	$1,135,003	$1,144,239	$1,111,696	$1,128,922	$1,110,157
Earning assets	1,073,565	1,084,744	1,054,141	1,072,286	1,043,016
Loans	567,375	549,154	546,095	552,030	582,714
Deposits	994,939	1,002,747	968,629	986,668	968,569
Shareholders' equity	94,928	97,315	97,089	96,012	93,085

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$18,963	$22,174
Interest-earning deposits in other banks	111,274	256,736
Total cash and cash equivalents	130,237	278,910
Securities
Available-for-sale, at fair-value	143,322	197,470
Held-to-maturity	246,301	8,270
Equity securities	248	100
Restricted stock, at cost	4,614	4,614
Total securities	394,485	210,454

Loans held for sale	431	1,450
Loans	567,375	582,714
Less allowance for loan losses	7,305	8,338
Net loans	560,070	574,376

Premises and equipment, net	13,730	12,968
Goodwill and core deposit intangible	4,728	4,761
Bank owned life insurance	24,201	21,566
Accrued interest receivable and other assets	7,121	5,672
TOTAL ASSETS	$1,135,003	$1,110,157

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$335,974	$303,803
Interest-bearing	658,965	664,766
Total deposits	994,939	968,569

Short-term borrowings	38,893	39,665
Other borrowings	3,325	4,564
Accrued interest payable and other liabilities	2,918	4,274
Total liabilities	1,040,075	1,017,072
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2022 and 2021	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	79,416	71,271
Treasury stock at cost - 262,578 shares in 2022
and 238,252 shares in 2021	(5,719)	(4,780)
Accumulated other comprehensive (loss) income	(7,213)	(1,850)
Total shareholders' equity	94,928	93,085
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,135,003	$1,110,157

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2022	2021
Interest and dividend income:
Loans, including fees	$5,777	$6,865
Taxable securities	1,281	559
Nontaxable securities	110	111
Other	74	46
Total interest and dividend income	7,242	7,581
Interest expense:
Deposits	349	538
Other	28	35
Total interest expense	377	573
Net interest income	6,865	7,008
Provision for (recovery of) loan losses	(300)	30
Net interest income, after provision
for (recovery of) loan losses	7,165	6,978
Noninterest income
Service charges on deposits accounts	265	207
Trust services	264	282
Debit card interchange fees	495	471
Gain on sale of loans	118	487
Market value change in equity securities	1	13
Other	499	418
Total noninterest income	1,642	1,878

Noninterest expenses
Salaries and employee benefits	3,155	3,029
Occupancy expense	272	254
Equipment expense	214	177
Professional and director fees	276	295
Software expense	333	300
Marketing and public relations	111	79
Debit card expense	164	171
Other expenses	943	976
Total noninterest expenses	5,468	5,281
Income before income tax	3,339	3,575
Federal income tax provision	638	690
Net income	$2,701	$2,885
Net income per share:
Basic and diluted	$0.99	$1.05